Exhibit 21
Subsidiaries of the Registrant

Name	Jurisdiction of Organization
AbVitro LLC	Delaware
JuMP Holdings, LLC	Washington
Juno Therapeutics GmbH	Germany
JW Therapeutics (Shanghai) Co., Ltd*	China
RedoxTherapies, Inc.	Delaware
X-Body, Inc.	Delaware
*    Not wholly owned by the Registrant.